Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 5, 2025, with respect to the consolidated financial statements of iBio, Inc. and Subsidiaries as of June 30, 2025 and 2024, and for the years then ended which report is included in the Annual Report on Form 10-K of iBio, Inc. and Subsidiaries for the year ended June 30, 2025, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under caption “Experts” in such Registration Statement.

Jericho, New York

February 27, 2026